Sales Agreement


Eurectec, Inc.



     This Agreement is made and entered into this day of February 28, 1997 by and between Eurectec, Inc., a Nevada corporation ("Seller") and Nevada Environmental Technologies, Inc., c/o 35986 Novio Court, Rancho Mirage, CA 92270 ("Buyer"). Seller has agreed to sell, and Buyer has agreed to purchase, a Compact 6000 Granulator system and other equipment as per Exhibit A on the terms and conditions set forth below. Accordingly the parties, intending to be legally bound thereby, agree as follows :

     1. Identification of granulator. The equipment to which this Agreement relates is a Eurectec Compact 6000 granulator, Model No. 6000, together with additional optional equipment: as per attached list Exhibit A. (collectively the "granulator/shredder/slitter/PressMaster and other equipment to schedule"). Unless otherwise specified herein, Seller will manufacture the granulator/ancillary equipment for the express purpose of fulfilling this Agreement.

     2. Agreement to purchase. a) Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Compact 6000 Granulator and PressMaster
identified above with additional equipment for the total purchase price of   $
7,644,830.00.  Exhibit A.

                   b) Payments.   15% deposit payment $ 1,146,724.00 US dollars
 to be paid at the time of signing the contract and is to be wire transferred to the following account details : Beneficiary : Eurectec, Inc. Account # 023 712 350 ABA Route # 1220 16066 City National Bank 4685 MacArthur Court, Newport Beach, CA 92660

                   c) The balance of $ 6,498,106.00 US dollars to be paid as follows ; the full amount to be paid via an irrevocable, confirmed & transferable Letter of Credit, acceptable to Eurectec, Inc.. Payment to be made upon the presentation of clean "on-board" bills of lading. The prices quoted do not include any excise, sales, use or other taxes applicable in California, Nevada or elsewhere in the United States or overseas. The total purchase price includes costs of freight and insurance of a common carrier chosen by Seller, and does not include any expedited shipping, waiting or other extraordinary shipping services required by Buyer.

Taxes which the Seller must pay or collect with respect to the sale of the Granulator/equipment (other than income taxes) shall be added to the total purchase price and shall be payable by Buyer upon delivery of the Granulator(s). Buyer bears the risk of loss for the Granulator and other equipment after delivery, in accordance with Buyer's instructions.

Sales Agreement

Eurectec, Inc.

     3. Delivery Date.

The shredding, granulation and PressMaster equipment can be delivered within 180 days following the receipt of the advance payment and confirmed Letter of Credit.

In event of loss during shipment, actual delivery shall be delayed a reasonable time to allow Seller to collect insurance and effect repairs or replacement.

     4. Other obligations of Seller. Seller agrees to make available to Buyer via telephone or in person at Buyer's premises (at Buyer option), such of Seller's personnel as Buyer reasonably deems necessary for the purpose of instructing and training Buyer's employees in the operation and maintenance of the Granulator in connection with the uses proposed to be made by Buyer of the Granulator, provided such instruction and training is performed during initial installation of the Granulator. Unless otherwise agreed in writing, Seller shall pay transportation and lodging costs for Seller's personnel required to travel to Buyer's location and Seller shall bear all other costs of providing such services.

     5. Buyer's Installation Obligations. Buyer shall be responsible to obtain all necessary inspections, licenses and permits for the installation and operation of the Granulator. Buyer acknowledges that the total purchase price for Compact 6000 model does not include any power hook-ups pads or floor reinforcement required in Buyer's facility prior to installation. Buyer shall reimburse Seller for any additional costs of Seller's training and installation personnel occasioned by Buyer's failure to properly prepare the installation site.

Where appropriate, Granulator blades are considered normal wear items. Due to the variety of materials and operating conditions, Seller makes no warranty or representation as to the operating life of Granulator blades.

     6. Warranty. Seller warrants that the Granulator will be free from defects in design, materials and workmanship for a period of one year from the date of shipment or 2,080 hours of use, whichever comes first. Eurectec, Inc., reserve the right to overhaul the equipment before production commences. To be entitled to the benefits of this warranty, the Granulator must have been properly installed, maintained, and operated within its rated capacity and not otherwise abused. Buyer is to keep full production records and make same available to the seller when requested. Any use of the Granulator other than as stated in Seller's maintenance manuals supplied with the Granulator shall constitute abuse. Anticipated yield charts subject to (debeaded) truck or car tire feed stock will be supplied separately.

In the event of any defects covered by this warranty, Seller will remedy such defects by repairing or replacing any parts found to be defective.

Sales Agreement

Eurectec, Inc.

This warranty is limited to parts and labor only and does not include any labor other than the removal and replacement of any defective parts. This shall be the exclusive remedy for all claims whether based on contracts, negligence, or strict liability, Seller shall not, in any event, be liable for any loss of the use of any equipment or incidental or consequential damages or commercial loss.

     7. Specifications - Engineering Changes. Specifications contained in Seller's quotation or brochures and illustrations were in effect at the time of the quotation or of printing of brochures and illustrations. Seller reserves the right to make design or specification changes without notice; provided that any such change shall not materially reduce the utility of the Granulator to Buyer. Unless incorporated herein by specific reference, such specifications do not form a part of this Agreement.

     8. Default - Remedies. In the event of the failure by Seller to fulfill any material term or condition of this Agreement prior to the Seller's notice of its readiness to make delivery of the Granulator, which failure remains uncured ten (10) days after receipt by Seller of written notice thereof, Buyer shall be entitled to withhold all unpaid amounts and to seek the return of any amounts previously paid to Seller, and Buyer shall be under no further obligation to Seller hereunder.

In the event of failure by Buyer to purchase the equipment in accordance with
Section 2 hereof, other than as a result of Seller's default hereunder, and if such failure remains uncured ten (10) days after receipt by Buyer of written notice thereof, Seller shall be entitled, at its option, to terminate this Agreement.

However, under these circumstances, all amounts previously paid by Buyer hereunder to the seller, will be used by the seller as liquidated damages to cover all costs associated with the establishment of the Buyers purchase order.

In the event of any dispute between the parties hereunder, and upon the request of either party, the parties agree to submit their dispute to non-binding mediation before an independent mediator in Los Angeles, California.

Should an amicable settlement not be reached, through mediation or otherwise, or if the parties cannot mutually agree upon a mediator, each of the parties reserves all legal and equitable rights it may have had against the other party were it not for this mediation provision.

     9. Mutual Representations. The individuals executing this Agreement on behalf of each of the parties hereto represents and warrants to the other party that he or she has full power and authority to act for and bind the party for whom he or she purports to act, and that this Agreement has been authorized by all necessary corporate action, if applicable.

Sales Agreement

Eurectec, Inc.

     10. Miscellaneous.       (a) This Agreement represents the entire agreement
of the parties with respect to the subject matter hereof, and supersedes any prior written or oral expressions of the parties with respect to such subject matter. This Agreement may be amended or modified only in writing signed by each of the parties hereto.

                    (b) The goods herein described are to be manufactured in and delivered from Europe. However, the parties agree that a contract resulting herefrom in the United States, shall be deemed a California contract and shall be construed in accordance with the Laws of California, other than principles of conflicts of Law.

Buyer hereby :           `

                    (i) agrees that Seller may bring suit arising from this Agreement in the courts of California or in United States courts located in Los Angeles, California,
                    (ii) consents to the jurisdiction of each such court,

                    (iii) waives any obligation it may have to the laying of venue of any such suit in such court, and

                    (iv) irrevocably designates the Director of the Los Angeles Department of Commerce as its agent in California to receive service of any process in any such suit in California

                    (c) The addresses of each of the parties for the purpose of any notice required or permitted to be given hereunder shall be as indicated following such parties signature, and Notice addresses may be changed by giving notice to the other party. Notices shall be effective upon delivery to the notice address by personal delivery, overnight express service, United States mail or facsimile transmission (with hard copy to follow by first class mail).

                    (d) Charge- out rates for additional technical services are included under Exhibit B.
               ----------

This contract is open for acceptance and execution for 180 days maximum from the date hereto, otherwise Eurectec and it's agents reserve the right to increase the prices accordingly.

Sales Agreement

Eurectec, Inc.


IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers on the date and year first above written.



Seller > > > > > > > >                  Eurectec, Inc.



WITNESS:



______________________________ BY_______________________________





Buyer     > > > > > > >            Nevada Environmental Technologies, Inc.



WITNESS :



______________________________ BY_____________________________







Date :    February 28, 1997

Sales Agreement

Eurectec, Inc.


EQUIPMENT COSTS SUMMARY  for Tire Recycling Plant -  EXHIBIT "A"




Detailed Equipment List and Contract Prices to follow as an Appendix to this Agreement :

Sales Agreement

Eurectec, Inc.


EXHIBIT "B"
Management & Technical Services
Billing Rates - Net



     Item                                              Charge

1.   Senior Project Management                         $150.00/hour

2.   Senior Staff Engineer                             $108.00/hour

3.   Process Engineer                                  $108.00/hour

4.   Engineer                                          $90.00/hour

5.   Designer/CAD                                      $75.00/hour

6.   Secretarial/Clerical                              $36.00/hour

7.   Charges for services by outside
     firms for special reproduction,
     express mailing, and other
     special items                                     At cost

Whenever any work in connection with this Agreement is performed in the field, it will be performed at the hourly rate specified above.

This rate will apply to all travel time and time at work at the job site or client's offices which occurs during normal working hours. Travel time, used herein, refers to travel between the job site or client's offices and Eurectec, Inc., headquarters.

Overtime work will not be performed without specific client approval, except in an emergency case(s) where client cannot be contacted to obtain approval for overtime work.

All travel, living, and out-of-pocket expenses will be charged at cost as stated below:

1.0       Transportation

1.1       Automobile rental

          Reimbursable at cost

1.2       Air Travel

Reimbursable at cost. Whenever possible, and unless special circumstances dictate otherwise, domestic air travel will be at coach rates. International travel will be at business class rates.

                                 Sales Agreement

                                 Eurectec, Inc.

                             EXHIBIT -  B continued


2.0  Living Costs
     ------------
2.1       Motel and hotel accommodations will be reimbursable at cost.

2.2 Meals and nominal incidental expenses (tips, laundry, baggage handling, etc.) will be reimbursable at cost.

2.3 Any Eurectec, Inc., employee required to be away from the Los Angeles City office for an extended period of time, at a domestic location will be permitted to return home every weekend and such travel costs will be reimbursable at cost.

2.4 Any Eurectec, Inc., employee required to be away from the Los Angeles City office for any extended period of time, at an international location, will be permitted to return home every fourth weekend and such travel costs will be reimbursable at cost.

Sales Agreement     Nevada Environmental Technologies, Inc. page

Date : February 28, 1997                     Appendix to Sales Agreement.



Nevada Environmental Technologies, Inc.
c/o 35986 Novio Court,
Rancho Mirage, CA 92270


Gentlemen,

Re :      Eurectec, Inc. - Tire Recycling Plant - Crumb Rubber & product manufacture


Further to your recent inquiry, we have pleasure in enclosing our budget proposals to supply you with a Compact tire shredding, granulation and product manufacturing equipment, for the manufacture of crumb rubber and a range of crumb rubber derived after market products. Prices quoted will be subject to confirmation, once a specific equipment configuration has been determined and drawings have been approved for manufacture.

Eurectec, Inc., are marketing this compact range of equipment worldwide, under an exclusive contract with the European manufacturers, and we are presently installing a number of projects in, the United States, China, Japan, Saudi Arabia, Europe and other international territories at this time.

First of all, by way of background, the Compact range of crumb rubber granulation machines, as the name implies, are very compact units that are designed to receive shredded tires of between 2 and 6 inch pieces and in one complete process, the machine separates the crumb rubber from the steel and nylon in the tire and via associated equipment we can individually bag the processed materials as appropriate.

The machine can be set to produce 5 sizes of granules, ranging from 35 mesh to 4 mesh (ASTM) or 0.5 mm to 5 mm. The 10, 20 and 35 Mesh sizes are ideally suited for use in CRM asphalt paving applications and the 5, 10 mesh are also used in after market product manufacture. The largest size can be mixed with fertilizer for a number of horticultural applications.

The mesh sizes and yield rates are as follows :

Please note : This data is based solely on shredded & de - beaded truck tire feed stock. Other feed stock, due to the nature of the compounds used in manufacture, may reduce the yields quoted.

Eurectec, Inc.



Output calculation :  per C6000 machine :

Assumed truck tire casings are introduced : Introducing 1200 kg - 2646 pounds/per hour @ 85% efficiency = 2249 pound/hour days worked per year = 312 (26 days per month x 12)



MESH.  Introduced          @85%  Net Yield/shift     2 Shift
       pounds/hour   efficiency     Percent ( %)       8 hr. 16 hr.  Pounds/Year

35          160.35          136             6.06       1088^  2176       678,912
20          402.35          341            15.18       2728^   5456    1,702,272

10          280.48          238            10.60        1904   3808    1,188,096
5           603.29          512           22.814        4096   8192    2,555,904
4           542.43          461            20.53        3688   7376    2,301,312
--------------------------------------------------------------------------------
sub total crumb rubber:                    75.18       13504 27,008    8,426,496
Steel       529.20          449            20.00        3592   7184    2,241,408

Fabric      128.06          108             4.81         864   1728      539,136
--------------------------------------------------------------------------------
Totals     2646.16        2245*            99.99       17960 35,920   11,207,040
================================================================================

^ It is planned to further screen these mesh sizes in order to recover the finer mesh contained within the product to be able to sell at a much higher price per pound. A supplementary detailed analysis can be supplied upon request.


* Rounded

Eurectec, Inc.


Summary of C6000 annual production :

Annual production (per C6000 machine) based on 2 x shifts calculated as follows : one shift = 13504 pounds of crumb rubber only x 2 shifts = 27,008 x 312 days = 8, 426,495 pounds per annum or 4,213.25 tons of crumb rubber plus 1120 tons of steel plus 270 tons of fabric = 5603.25 tons net yield of materials.


During 1994 several large US companies in the Asphalt business will be securing supply contracts for the crumb rubber. This is the area that we are focusing on right now in the US, where Federal Law mandates the use of crumb rubber as an asphalt modifier under the Federal Highway Act - Intermodel Surface Transportation Efficiency Act of 1991 (ISTEA).

In addition to this, we have developed new technology for the manufacture of a wide range of after market products, including impact absorbing interlocking paving stones, flooring mats, carpet underlay and school playground tiles.

We can confirm our "turn-key" package price for a tire recycling and product manufacturing plant as follows :

ITEM # 1  Compact 6000 Granulator :

Supply and deliver as per specification to achieve 6000 Metric tons of input per annum for the sum of : US $ 1,056,506.00. (F.O.B.) manufacturing plant.

The machine has installed power of 180 kilowatt (equivalent to 241 horsepower) which will run at 460 V / 200 amp, 3 phase/60 Hertz. 14 days of training is also included which will entail us running the plant for 7 days to ensure production outputs.

This includes the C6000 granulator, the hopper with conveyor ( from hopper plus horizontal feed) and weigh scales for material feed to mills, shredded material conveyor from the Saturn shredder to the C6000 hopper feed and computer modem. Also, control adjustments to conform to E.C. rules and additional densimetric separators.

All costs, associated with our engineers time during commissioning and installation and subsistence costs, are also included in these package prices.

Eurectec, Inc.


C6000 granulators :

Single 6,000 metric ton C6000 Compact granulator            $ 1,056,506.00
--------------------------------------------------------------------------
Item # 1 sub total 4 # C6000 granulators :                  $ 4,226,024.00
--------------------------------------------------------------------------

ITEM # 2 Mac / Saturn stationery shredder & Grizzly to feed 4 x C6000 granulators :

     High volume shredder to feed 4 # C6000 granulators :
     ----------------------------------------------------
     Mac/Saturn 62-40 HT (200HP) Shredder, including
     Electrical controls, stand and hopper                  $ 0,345,000.00
     Model 80 Grizzly, 300 HP Electric motor, stand,
     infeed and discharge hopper.                           $ 0,425,000.00
     Shredder infeed conveyor 36" x 36"                     $ 0,028,000.00
     Model 80 Grizzly infeed and Discharge conveyors        $ 0,083,333.00
     Crossbelt Magnetic Separator                           $ 0,030,000.00
     Crossbelt Magnet Stand with Mounting Hardware          $ 0,009,167.00
--------------------------------------------------------------------------
Item # 2 sub total Shredder :                               $ 0,920,500.00
--------------------------------------------------------------------------

ITEM # 3 Supplementary  equipment :

-    C6000 spare parts             $ 85,637.00 per set x 4 #      $ 0,348,548.00
     Conveyor to hopper feed       $ 7,989.00 x 4 #               $ 0,031,956.00
-    Bead Puller                   $ 28,143.00 x 2 #              $ 0,056,286.00
-    Slitter ES2                   $ 26,250.00 x 2 #              $ 0,052,500.00
     Compressor Group $ 15,444.00  (1000 liter per min.) x 4 #    $ 0,061,776.00
-    Rotary Screener               $ 43,731.00 x 2 #              $ 0,087,462.00
-    Magnetic Separator            $ 10,000 x 2 #                 $ 0,020,000.00
-    Conveying & Bagging equipment from 4 x C6000 granulators
     complete with Pneumatic Feed to 4 x Silos $ 189,556 x 2      $ 0,379,112.00
-    SuperCollider                 $ 30,000.00 x 2                $ 0,060,000.00
-    Baling Machine                $ 15,000.00 x 2                $ 0,030,000.00
--------------------------------------------------------------------------------
Item # 3 sub total supplementary equipment  :                     $ 1,121,640.00
--------------------------------------------------------------------------------

Eurectec, Inc.


ITEM # 4 PressMaster Product manufacturing equipment :

-    "PressMaster" Uno Press including auto mold change
     and high pressure cylinder    $ 300,000.00 x 2              $    600,000.00
-    Spare part inventory  $ 21,000.00 per set x 2 sets          $    042,000.00
-    MixMaster system for two PressMaster machines               $    205,000.00
-    Autoflocking machine 3m/min.                                $    127,854.00
-    Semi automatic glue machine                                 $    025,114.00
-    CutMaster machine ( cutting mats )                          $    013,698.00

-    Additional Molds to produce "other" products :

a)   2 x simple shallow molds (steel
     form ) Each $ 22,500 (pattern to
     be decided)                                                 $    045,000.00

b)   2 x heavy deep molds (steel form)
     Each $ 29,000 (pattern to be
     decided)                                                    $    058,000.00
--------------------------------------------------------------------------------
Item # 4 sub total "PressMaster" product manufacturing equipment $  1,116,666.00
--------------------------------------------------------------------------------

ITEM # 5 Misc. project costs :

-    Project coordination, equipment drawings, plant
     layout and building interface coordination ( excluding
     design, supply and installation of the building and associated works ) equipment commissioning & installation
     and training on the operation of all equipment supplied      $   100,000.00

-    Shipping costs, including insurance, flat rack containers,
     40' box containers and US overland delivery of the
     shredder. Excluding all import duties and local taxes.
     Based on 4 x flat racks and 2 x 40' containers Italy, plus
     2 x 40' containers from Germany plus 1 x flat rack Texas.    $   160,000.00
--------------------------------------------------------------------------------
Item # 5 sub total Misc. project costs                            $   260,000.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ITEMS 1 - 5
TOTAL  EQUIPMENT SUPPLY & INSTALL COST                          $ 7,644,830.00 *
--------------------------------------------------------------------------------

Eurectec, Inc.


* Notes on total price quoted  :
Equipment shipments based on C.I.F. European / US port subject to confirmation. Prices quoted are valid for 60 days, thereafter subject to adjustments. Equipment package does not include fork-lift truck or other ancillary vehicles etc.

     Timing / Payment

Manufacturing time, from our receipt of a 15% deposit and your client company establishing an acceptable irrevocable/transferable letter of credit, in favor of Eurectec, Inc., (for 85% of the contract value) will be approx. 180 days. Delivery by sea shipment will take an additional 5/6 weeks approx. ex. European port and installation, a further 2 / 3 weeks. Equipment installation, commissioning, testing and training shall take a further 60 - 90 days, subject to local conditions. Delivery time is subject to confirmation at the time of order.

     Maintenance - based on Compact 6000

Servicing is carried out routinely and the European experience has not involved any significant production down-time, based on 2 shift working. All major maintenance, has been undertaken over weekends and has been handled within a short space of time, typically 2-5 hours. The changing of blades will normally take 3/4 hours. The annual cost of replacement parts viz. : 1 set blades 1 Phase, 1 set of blades II Phase + 4 sharpening each, 2 or 3 sets of III phase cylinders, 2 sets of IV phase cylinders and 1 set of blades for the high speed mills. The above parts are to be multiplied by 2 (for 2 shift working) and would amount to circa. $ 170,000 for the year or approx. 4 cents per kg. or two cent per pound.

     Warranty

All Cisap products are guaranteed for twelve (12) months, commencing from plant & equipment commissioning date. The guarantee includes the replacement of all parts that are defective or mis-manufactured, and covers defects in the machinery operation resulting from such defective parts and/or manufacturing defects. This guarantee does not include consumable items such as blades and/or cutting tools, seals or bearings. Cisap guarantees the nominal production capacity of Compact 6000 granulators within +/- 10%. Data is based on the crumbling and granulating of radial, steel belted, truck casings resulting in granules measuring between 0.5 mm and 4.0 mm.

Other manufacturer warranties will apply and these will be submitted as part of the Sales Agreement / Contract documentation.

Eurectec, Inc.



     Warranty continued /.

The warranty does not cover electrical equipment for which we will the same warranty of each different supplier. The warranty period will start with the installation of the equipment. Damages caused by modifications brought by the buyer and not conforming to the specifications contained in the owner's manual, or which have not been previously approved in writing by the Vendor, are not covered by the warranty. Damages caused to the equipment by using spare parts bought by the buyer and without the vendor's approval, or due to modifications brought in contrast with owner's manual specifications, are not covered by this warranty. This warranty does not cover damages caused by the introduction in the equipment of dangerous materials, such as but not limited to : screws, bolts, truck tire steel bed wire, or material other than that for which the equipment has been specifically designed.

     Installation of the equipment :

The Buyer will provide to prepare the space for the installation of the equipment and make available all electric, telephone and water connections, as well as all necessary construction works, based upon instructions which will be supplied by the vendor for this purpose. The Buyer will also supply all the means for the moving of the equipment as well as all personnel necessary to assist the Vendor's technicians.

The equipment shall be shipped on a flat rack container, assembled and made ready for installation. The installation and the training of the Buyer's technicians will be performed in 2-3 weeks or in any case a period which will be deemed necessary. Cost for the vendor's technicians will be borne by the buyer as well as return travel costs, whether outside or within the Country of Buyer, as well as full board and lodging and air fare. The departure of the Vendor's technicians will take place after the buyer will have informed the vendor that the equipment has been placed as per agreed lay-out and that all electrical and telephone lines ( the latter to service the modem ) as well as water means will have been positioned as per instructions.

     After Sales Support Services

Eurectec, Inc., can provide clients with a wide range of marketing support services including crumb rubber sales brokerage, after market product sales support and sales training and development programs. Details upon request.

Eurectec, Inc.


     Pro forma

If requested, we have included pro forma income statements for your reference, based on a number of assumptions, however, Eurectec, Inc., or its agents do not guarantee or warrant the figures shown, which are for indication purposes only and sales revenues and costs may vary from project to project and each clients market projections, are to be fully evaluated by independent means.

We trust this provides you with an overview of our equipment and processes and we look forward to hearing from you, following your evaluation of the enclosed materials.

Should you have any additional questions, please do not hesitate to contact the writer.

We thank you for your interest in our products and services.

Very truly yours,
Eurectec, Inc.






enclosures :











Ref : NET/EL/2/28/97






          page

                                  This Document

                                  represents a

                                LICENSE AGREEMENT


                                     between


                             The Quantum Group, Inc.

                                    Licensor

                                      and

                     Nevada Environmental Technologies, Inc.


                                    Licensee

                              for the territory of


                                     Nevada


                            Date : February 28, 1997

                                TABLE OF CONTENTS

I.     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .4
1.1    Business Day. . . . . . . . . . . . . . . . . . . . . . .4
1.2    Confidential Information. . . . . . . . . . . . . . . . .4
1.3    Dollars (CAN) or "$CAN" . . . . . . . . . . . . . . . . .4
1.4    Dollars (US) or "$US" . . . . . . . . . . . . . . . . . .4
1.5    Effective Date. . . . . . . . . . . . . . . . . . . . . .4
1.6    Licensed Technology . . . . . . . . . . . . . . . . . . .4
1.7    Net Revenues. . . . . . . . . . . . . . . . . . . . . . .4
1.8    Patents . . . . . . . . . . . . . . . . . . . . . . . . .4
1.9    Payment . . . . . . . . . . . . . . . . . . . . . . . . .5
1.10   Plant . . . . . . . . . . . . . . . . . . . . . . . . . .5
1.11   Technical Information . . . . . . . . . . . . . . . . . .5
1.12   Territory . . . . . . . . . . . . . . . . . . . . . . . .5
1.13   Trademarks. . . . . . . . . . . . . . . . . . . . . . . .5

II.    GRANT OF RIGHTS AND LICENCES. . . . . . . . . . . . . . .5

2.1    Use of Patents. . . . . . . . . . . . . . . . . . . . . .5
2.2    Construction of Plants. . . . . . . . . . . . . . . . . .5
2.3    Use of Technical Information. . . . . . . . . . . . . . .5
2.4    Right to Use Trademarks . . . . . . . . . . . . . . . . .6
2.5    Quality Control . . . . . . . . . . . . . . . . . . . . .6
2.6    Right to Sublicense . . . . . . . . . . . . . . . . . . .6
2.7    No Rights by Implication. . . . . . . . . . . . . . . . .6
2.8    Non-Competition . . . . . . . . . . . . . . . . . . . . .6

III.   OBLIGATIONS OF EURECTEC . . . . . . . . . . . . . . . . .6

3.1    Training and Technical Assistance . . . . . . . . . . . .6
3.2    Additional Services . . . . . . . . . . . . . . . . . . .7

IV     COMPENSATION PAYABLE TO EURECTEC  . . . . . . . . . . . .7

4.1    Licensing Fee and Royalty . . . . . . . . . . . . . . . .7
4.2    Contents of Licensee's Reports. . . . . . . . . . . . . .8
4.3    Payments Accompany Licensee's Reports . . . . . . . . . .8
4.4    Minimum Royalty . . . . . . . . . . . . . . . . . . . . .8
4.5    Payments of Royalties and Other Amounts . . . . . . . . .8
4.6    Licensee's Books and Records. . . . . . . . . . . . . . .9
4.7    Quantum's Right to Audit. . . . . . . . . . . . . . . . .9
4.8    Audit Information Confidential. . . . . . . . . . . . . .9
4.9    Licensee's Reports Conclusively Correct . . . . . . . . .9

V      INVENTIONS. . . . . . . . . . . . . . . . . . . . . . . .9

5.1    Disclosure Inventions . . . . . . . . . . . . . . . . . .9
5.2    Right to Use Inventions . . . . . . . . . . . . . . . . .9
5.3    Registering Patents on Inventions . . . . . . . . . . . .9
5.4    Registering Patents in the Territory. . . . . . . . . . .9

VI     CONFIDENTIAL INFORMATION. . . . . . . . . . . . . . . . .9

6.1    Confidentiality Maintained. . . . . . . . . . . . . . . .9
6.2    Information in Connection with Sale . . . . . . . . . . 10
6.3    Liability for Disclosure. . . . . . . . . . . . . . . . 10

VII    WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . 10

7.1    Warranties. . . . . . . . . . . . . . . . . . . . . . . 10

VIII   TERMINATION . . . . . . . . . . . . . . . . . . . . . . 10

8.1    Term of Agreement . . . . . . . . . . . . . . . . . . . 10
8.2    Termination . . . . . . . . . . . . . . . . . . . . . . 10
8.3    After Termination . . . . . . . . . . . . . . . . . . . 11
8.4    Payment Obligations Continue. . . . . . . . . . . . . . 11
8.5    No Damages for Termination. . . . . . . . . . . . . . . 11
8.6    Sub-Licenses not to be Terminated . . . . . . . . . . . 11
8.7    Sub-Licensees Rights if Licensee Terminated . . . . . . 11

IX     REPRESENTATIONS, WARRANTIES & COVENANTS OF EURECTEC . . 15

9.1    Ownership of Licensed Technology. . . . . . . . . . . . 11
9.2    No Conflicting Agreements . . . . . . . . . . . . . . . 11

X      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . 12

10.1   Assignments . . . . . . . . . . . . . . . . . . . . . . 12
10.2   Governing Law . . . . . . . . . . . . . . . . . . . . . 12
10.3   Arbitration . . . . . . . . . . . . . . . . . . . . . . 12
10.4   Waiver. . . . . . . . . . . . . . . . . . . . . . . . . 12
10.5   Non Circumvention . . . . . . . . . . . . . . . . . . . 12
10.6   No Other Relationship . . . . . . . . . . . . . . . . . 12
10.7   Notices . . . . . . . . . . . . . . . . . . . . . . . . 13
10.8   Entire Understanding. . . . . . . . . . . . . . . . . . 13
10.9   Invalidity. . . . . . . . . . . . . . . . . . . . . . . 13
10.10  Amendments. . . . . . . . . . . . . . . . . . . . . . . 13
10.11  Fees Payable. . . . . . . . . . . . . . . . . . . . . . 13
10.12  Responsibility for Taxes. . . . . . . . . . . . . . . . 13
10.13  Survival of Contents. . . . . . . . . . . . . . . . . . 14
10.14  Table of Contents and Headings. . . . . . . . . . . . . 14
10.15  Counterparts. . . . . . . . . . . . . . . . . . . . . . 14
10.16  Feasibility . . . . . . . . . . . . . . . . . . . . . . 14

                               LICENSE AGREEMENT
                                -----------------
This License Agreement is made and entered into on this day : February 28, 1997 by and between The Quantum Group, Inc. 14771 Myford Road, Bldg. B, Tustin, California 92780 and :

                     Nevada Environmental Technologies, Inc.

WHEREAS, Quantum possesses certain intellectual and industrial property rights with respect to tire recycling and recovery processes from the company and other recycling technologies ; and

WHEREAS, Quantum under the terms of this agreement, is willing to grant, and LICENSEE/sub licensee desires to receive, the right to use such rights in :

                                     Nevada

in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual promises, terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows :

I. DEFINITIONS

As used herein, the following terms shall have the following definitions.

1.1 Business Day. "Business Day" shall mean a day on which banks are open for business in Los Angeles, California, U.S.A.

1.2 Confidential Information. "Confidential Information" shall mean that part of the Technical Information which is not publicly known.

1.3 Dollars (Can). "Dollars (Can)" shall mean the lawful money of Canada in immediately available funds.

1.4 Dollars (US) or "$US". "Dollars (US)" or "$US" shall mean the lawful money of the United States of America in immediately available funds.

1.5 Effective Date. "Effective Date" shall mean the later of (a) the date on which Quantum executes this Agreement, (b) the date on which LICENSEE executes this Agreement and pays the Licensing Fee [4.1 (a)(i)].

1.6 Licensed Technology. "Licensed Technology" shall mean the Patents , Trademarks and Technical Information now in existence.

1.7 Gross Income. "Gross Income" shall mean (a) any and all amounts received by LICENSEE or its sub licensees in connection with the services rendered and/or products sold from or by Plants which operate in the Territory.

1.8 Patents. "Patents" shall mean all patents and patent applications listed in Exhibit A to this Agreement.

1.9 Payment. "Payment" shall mean a Commercial Letter of Credit or other mutually acceptable and agreed upon payment method.

1.10 Plant. "Plant" shall mean a tire recycling and recovery facility operated pursuant to the rights granted to LICENSEE/sub licensee hereunder.

1.11 Technical Information. "Technical Information" shall mean all currently existing trade secrets , know-how, computer programs (including copyrights in said programs), knowledge, technology, means, methods, processes, practices, formulas, techniques, procedures, technical, assistance, designs, drawings, apparatus, written and oral rectification's of data, specifications, assembly procedures, schematics and other valuable information of whatever nature, whether confidential or not, and whether proprietary or not, which are necessary to allow someone reasonably skilled in the industry to construct, use, service and test a Plant.

1.12 Territory."Territory" shall mean :                Nevada
                                                       ------

1.13 Trademarks. "Trademarks" shall mean any and all trademarks, trade names, service marks and other commercial symbols either listed in Exhibit C to this Agreement or else which QUANTUM may from time to time designate to be included within this definition by written notice to LICENSEE/sub licensee. Once included in this definition, such trademarks, trade names, service marks and other commercial symbols shall not be removed from this definition without the mutual agreement of the parties hereto.

II. GRANT OF RIGHTS AND LICENSES

Subject to all of the terms and conditions set forth in this Agreement :

2.1 Use of Patents. QUANTUM hereby grants to LICENSEE an exclusive right and license during the term of this Agreement to practice the Technology in order to use and operate Plants and/or sell equipment in the Territory. LICENSEE shall not use or operate Plants or sell equipment outside the Territory. LICENSEE shall not use or operate Plants or sell equipment outside the Territory.
QUANTUM shall not use/ or operate Plants or sell equipment inside the Territory.
--------------------------------------------------------------------------------

2.2 Construction of Plant(s)

     Pursuant to the presentation to QUANTUM for approval of otherwise completed sub-license agreements and/or otherwise completed contracts for the construction and operation of plants by LICENSEE/sub licensee, QUANTUM will test successfully and disassemble and package safely for shipment, complete equipment and machinery as described in the said agreements or contracts. (EXHIBIT B) All other costs of shipping, duties, taxes and licences shall be borne by the sub-licensee or by LICENSEE according to the agreement between LICENSEE and the sub-licensee.

2.3 Use of Technical Information.

     (a) QUANTUM grants to LICENSEE an exclusive right and license during the term of this Agreement to use the Technical Information in the Territory in connection with QUANTUM's exercise of its rights and licenses granted in Paragraph 2.1 above.

     (b) As soon as practicable after the Effective Date, but in no event later than (60) days after the Effective Date, QUANTUM shall provide to LICENSEE/sub licensee, at no additional costs to LICENSEE/sub licensee, all of the Technical Information.

2.4 Right to Use Trademarks. LICENSEE/sub licensee shall use each of the Trademarks on an exclusive basis in connection with the use, operation and promotion of Plants hereunder, provided, however, that LICENSEE/sub licensee shall give QUANTUM thirty (30) days prior written notice before using any Trademark for the first time in a particular location in the Territory. LICENSEE/sub licensee may also use other trademarks, trade names, service marks and commercial symbols of its own choosing in connection with the use, operation and promotion of Plants hereunder.

2.5 Quality Control.

     (a) In order to comply with QUANTUM's quality control standards, LICENSEE/SUB LICENSEE shall :

     (i) maintain the quality of each plant by adhering to those specific
quality control     standards that QUANTUM may from time to time promulgate and
communicate to      LICENSEE with respect to such Plant ;

     (ii) use the Trademarks prominently on the Plant(s) and documentation
relating to    the Plant(s), and in compliance with all relevant laws and regulations;

     (iii) accord EURECTEC the right to inspect each Plant during normal business hours, without prior advance notice, to confirm that LICENSEE's use of
such      Trademarks is in compliance with this provision.

2.6 Right to Sub license. LICENSEE shall have the right to sub license any of the rights and licenses granted hereunder without the prior consent of QUANTUM, so long as : (a) each sub licensee agrees in writing to be bound by all of the terms and conditions contained in this Agreement; and (b) QUANTUM is provided with a copy of each such agreement within ten (10) days after it is executed. LICENSEE hereby guarantees that each of its sub licensees shall comply with the terms contained in this Agreement.

2.7 No Rights by Implication. No rights or licenses with respect to Licensed Technology are granted or deemed granted hereunder or in connection herewith, other than those rights or licenses expressly granted in this Agreement.

2.8 Non-Competition. During the term of this Agreement , LICENSEE/sub licensee shall not engage in any negotiations with third parties with a view towards or engage in the manufacture of any device which may be employed to recycle or otherwise recover tires if such device could reasonably be considered to be in competition with the QUANTUM processes described in this Agreement; neither shall QUANTUM shall negotiate or conclude any agreement with any other party to construct or operate a Plant or Plants within the Territory while this Agreement is in effect.

III. OBLIGATIONS OF QUANTUM

3.1 Training & Technical Assistance.

     (a) To assist LICENSEE/sub licensee in exercising its rights hereunder, QUANTUM agrees to provide sufficient man-days of training and technical assistance each calendar year (beginning in the year of the Effective date) to LICENSEE/sub licensee and its employees anywhere in the Territory, so that LICENSEE/sub licensee will be able to use the Licensed Technology to its full potential. Such training and assistance shall be rendered by QUANTUM at no additional charge to LICENSEE/sub licensee, except for expenses to be reimbursed to QUANTUM as provided in Paragraph 3.1(c) below.
     (b) To the extent LICENSEE/sub licensee requests such training and technical assistance in excess of the man-days provided in Paragraph 3.1 (a) above, QUANTUM shall be paid a per diem amount to be negotiated between the parties before such assistance and training is provided and which shall be paid before such assistance and training is rendered; provided that QUANTUM's representatives are then able to provide such training and technical assistance.

     (c) Travel costs, lodging, meals and all related expenses incurred by QUANTUM in connection with sending representatives into the Territory pursuant to this Paragraph 3.2 (a) or (b) shall be paid for in full by the LICENSEE/sub licensee.

3.2 Additional Services.

     (a) QUANTUM shall use its reasonable efforts to provide LICENSEE/sub licensee with any and all additional assistance reasonably requested by LICENSEE/sub licensee, including without limitation; producing technical, sales, advertising and other reports and information for LICENSEE/sub licensee which LICENSEE/sub licensee believes might be useful in promoting the Plants; assisting LICENSEE/sub licensee in attempting to obtain from third parties technical information, drawings, plans, specifications and other data which are not proprietary to QUANTUM and which QUANTUM does not otherwise have the right to use, in order to enable LICENSEE/sub licensee to respond to requests of any potential customer, assisting LICENSEE/sub licensee in responding to technical inquiries from potential customers of the Plants; and assisting LICENSEE/sub licensee in the testing of Plants and in the further development of test equipment

     (b) QUANTUM shall bill LICENSEE/sub licensee for any such additional services at prices to be agreed in advance by the parties hereto. QUANTUM shall not commence performance of any part of any services hereunder until such prices are established in writing by the parties hereto.

     (c) Such services shall be invoiced in Dollars (US) monthly by QUANTUM. Payment shall be due within thirty (30) days after QUANTUM's receipt of each of QUANTUM's invoices therefor, and shall otherwise be paid in accordance with Paragraph 4.5 hereof.

IV. COMPENSATION PAYABLE TO QUANTUM

4.0 Minimum Equipment Purchase - LICENSEE agrees to purchase the equipment package attached, or equipment of similar value, within ( 180 ) days of signing this Agreement .

4.1 Licensing Fee & Royalty

     (a) LICENSEE agrees to pay QUANTUM, for the rights granted to LICENSEE under paragraphs 2.1, 2.2, 2.3(a) and 2.4 above and for the services to be rendered by QUANTUM under paragraphs 2.3 (b) and 3.1 (a) above; and in addition, upon completion of each sub-licensing agreement secured and negotiated by LICENSEE :

     (i) A Fee equal to the total amount of items supplied as per ;

          Exhibit A - Price List of all Fees, Disbursements and Miscellaneous Costs; and
          Exhibit B - Price List of all machinery, equipment, supplies and material.
     The items supplied to be mutually agreed upon by QUANTUM and the LICENSEE except for those items in Exhibits A & B which are indicated as non-negotiable and  which must, in any case, be included. Payment of the Fee
indicated in Exhibit A as     "Licensing Fee" shall, subject to the signing of
this Agreement by both parties,    initiate  this Agreement. Signed copies of
Exhibits A & B shall constitute part of this      Agreement, however, the
signing of these Exhibits may, by mutual agreement, be      made subsequent to
the signing of this main part and shall not delay the Effective date of this Agreement as per para. 1.5.

     (ii) a continuing royalty equal to Two per cent (2%) of the Gross Income from all Plants operated by the LICENSEE (re 1.7)

     (iii) a continuing royalty equal to Two per cent (2%) of the Gross Income from all Plants by sub-Licensees of the LICENSEE (re 1.7)

4.2 Contents of LICENSEE's Reports. LICENSEE shall deliver to QUANTUM within ninety (90) days after the end of each Payment Period, starting on the Effective Date and every 90 days thereafter, a written report describing, for the applicable Payment Period; (a) the number of Plants operated by LICENSEE and its sub licensees during such Payment Period; (b) the Gross Income for each Plant during the Payment Period ; and (c) the total royalty due on such Gross Income under Paragraph 4.1(a)(iii) hereof.

4.3 Payments Accompany LICENSEE's Reports. Each report for a payment Period required in Paragraph 4.2 hereof shall be accompanied by a full payment to QUANTUM of the royalties payable under Paragraph 4.1(a)(iii) hereof from the Gross Income described in Paragraph 4.2 above.

4.4 Minimum Royalty.

     (a) No minimum royalty shall apply, however, the LICENSEE/sub licensee is required to operate and maintain the Plant or Plants in the Territory at a level of production that shall reasonably be held comparable to other plants operating under similar operating and market conditions.

4.5 Payments of Royalties and Other Amounts.

     (a) All payments under Paragraphs 3.2, 4.3 hereof shall be made in Dollars
(US) by wire transfer or other mutually agreed upon method, to such bank or account as QUANTUM may from time to time designate in writing.

     (b) Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the immediately succeeding Business day.
     (c) Payments hereunder shall be considered to be made as of the day on which they are received in QUANTUM's designated bank or account.

     (d) For this agreement to become effective, the Licensee is required to make the initial equipment purchase according to the terms and conditions described in Exhibit "B", concurrently with the signing of this agreement.


4.6 LICENSEE's Books and Records. LICENSEE/sub licensee agrees to make and keep full and accurate books and records in sufficient detail to enable royalties payable hereunder to be determined.

4.7 QUANTUM Right to Audit. On seven (7) day's prior written notice to LICENSEE/sub licensee, QUANTUM and its certified public accountants and other auditors shall have full access to the books and records of LICENSEE and/or any or all of its sub licensees pertaining to activities under this Agreement and shall have the right to make copies therefrom at QUANTUM's expense. QUANTUM, its certified public accountants and other auditors shall have such access at all reasonable times and from time to time during normal business hours. Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such audit.

4.8 Audit Information Confidential. QUANTUM agrees to hold confidential all information learned in the course of any examination of books and records pursuant to Paragraph 4.8 above, except when it is necessary for QUANTUM to reveal such information in order to enforce its rights under this Agreement in court, or similar dispute resolution or enforcement proceeding or action, or except when compelled by law.

4.9 LICENSEE's Reports Conclusively Correct. All quarterly reports and payments not disputed as to correctness by QUANTUM within three (3) years after receipt thereof shall thereafter conclusively be deemed correct for all purposes.

V. INVENTIONS.

5.1 Disclosure Inventions. LICENSEE/sub licensee shall disclose to QUANTUM each Invention of LICENSEE/sub licensee affecting the operation of the Plant(s) or equipment after such Invention is formulated, made or conceived.

5.2 Right to Use Inventions. LICENSEE/sub licensee may use such inventions only if approved in writing by QUANTUM.

5.3 Registering Patents on Inventions. If LICENSEE/sub licensee formulates, makes or conceives a patentable Invention, LICENSEE/sub licensee may apply, at its own expense, for appropriate patent and other registrations of such Invention in any and all jurisdictions in the Territory.

5.4 Registering Patents in the Territory. LICENSEE/sub licensee may register any such patents for use in the Territory at his own expense subject to 5.2.

VI. CONFIDENTIAL INFORMATION

6.1 Confidentiality Maintained. Each party agrees that the other party hereto has a proprietary interest in its Confidential Information. All disclosures to the receiving party, its agency and employees shall be held in strict confidence by such receiving party, its agents and employees, and such receiving party shall disclose the Confidential information only to those of its agents and employees to whom it is necessary in order to carry out their duties as limited by the terms and conditions hereof. The receiving party shall not use the other party's Confidential Information except for the purposes of exercising its rights and carrying out its duties hereunder.

The provisions of this paragraph 6.1 shall also apply to any consultants or subcontractors that the receiving party may engage in connection with its obligations under this Agreement.

6.2 Information in Connection with Sale. QUANTUM hereby grants the LICENSEE the right during the term of this Agreement to distribute to the LICENSEE's sub licensees in connection with the operation of Plants that part of the Technical Information necessary for such sub licensees to use and operate such Plant, even if such information includes some of QUANTUM's Confidential Information, to the extent that Quantum and the LICENSEE agree that such technical Information is helpful to such sub licensees in order to operate the Plant.

6.3 Liability for Disclosure. Notwithstanding anything contained in this Agreement to the contrary, neither party shall be liable for a disclosure of the other party's Confidential Information if the information is so disclosed ;

     (a) was in the public domain at the time it was disclosed by the disclosing party to the receiving party; or

     (b) was independently developed by the receiving party and is so demonstrated promptly upon receipt of the documentation and technology by the receiving party; or

     (c) becomes known to receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party and can be so demonstrated.

VII. WARRANTIES.

7.1 Warranties.

     (a) THE ORIGINAL MANUFACTURER'S WARRANTIES SHALL BE PASSED ON TO THE LICENSEE OR SUB-LICENSEE BY QUANTUM.

     (b) IN NO EVENT SHALL QUANTUM BE LIABLE TO LICENSEE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR LOSS OF USE DAMAGES) ARISING OUT OF THE USE OR OPERATION OF ANY PLANT, EVEN IF QUANTUM HAS BEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

VIII. TERMINATION.

8.1 Term of Agreement. Unless it is terminated earlier pursuant to the terms of this Article 8, this Agreement shall continue in full force and effect in perpetuity.

8.2 Termination. Upon the occurrence of any of the following events, this Agreement may be terminated by the non breaching party by giving written notice of termination to the breaching party, such termination to be immediately effective upon the giving of such notice of termination. Unless for reasons of force majeure, outside the control of Licensor, Licensee or sub-Licensee.

     (a) the occurrence of a material breach or default as to any obligation hereunder by either party and the failure of such breaching party to promptly pursue (within thirty (30) days after receiving written notice thereof from the non breaching party) a reasonable remedy designed to cure (in the reasonable judgment of the non-breaching party) such material breach or default ; or

     (b) the filing of a petition in bankruptcy, insolvency or reorganization against or by either party, or either party becoming subject to a composition for creditors, whether by law or agreement, or either party going into receivership or otherwise becoming insolvent (for the purposes of this Paragraph 8.2., such party shall be considered to be a breaching party). or

     (c) failure of the LICENSEE to order, accompanied by transferable irrevocable Letter of Credit, the equipment for the first plant to be constructed within the Territory, within ninety (90) days of completion of this Agreement.

8.3 After Termination. If the LICENSEE is the breaching party, all rights to the Territory provided in the Agreement shall revert immediately to QUANTUM.

8.4 Payment Obligations Continue. Upon termination of this Agreement for any reason, nothing shall be construed to release LICENSEE from its obligations to pay QUANTUM any and all royalties or other amounts accrued but unpaid hereunder prior to the date of such termination.

8.5 No Damages for Termination. The parties hereto agree that if either party terminates the other party pursuant to this Article 8, then the termination party shall not be liable form damages or injuries suffered by the other party as a result of that termination.

8.6 Sub-Licensees not to be Terminated. Should this Agreement between LICENSEE and QUANTUM be terminated for any reason, the Agreements with sub--licensees, which have been approved previously by QUANTUM and negotiated and completed by LICENSEE, shall continue in effect and without penalties or requirement of remedies unless such Agreements with sub-licensees are also in default, in which case each sub-licensee agreement shall be treated and considered separately and distinctly by QUANTUM.

8.7 Sub-Licensees Rights of LICENSEE Terminated. Provided the Sub-Licensees are not in breach of this Agreement, they shall retain all rights to operate according to the provisions of this Agreement.

IX. REPRESENTATIONS. WARRANTIES AND COVENANTS OF QUANTUM.

9.1 Ownership of Licensed Technology. EURECTEC hereby represents and warrants to LICENSEE that, to the best of its information and belief, EURECTEC is the lawful owner of the Licensed Technology, free and clear of all security interests, encumbrances, liens, mortgages, licenses or rights of third parties which would impair the licenses and rights granted to LICENSEE hereunder.

9.2 No Conflicting Agreements. EURECTEC hereby represents, warrants and covenants that it has not and will not enter into any agreement with or become subject to any obligation in favor of any third party which might conflict with its obligations hereunder.

X MISCELLANEOUS

10.1 Assignments. Except as provided in Paragraph 2.6 hereof, this Agreement and any and all of the rights and obligations of either party hereunder shall not be assigned, delegated, sold, transferred or otherwise disposed of, by operation of law or otherwise, without the prior written consent of the other party.

This Agreement shall be binding upon, and inure to the benefit of, QUANTUM and LICENSEE and their respective successors and assigns, to the extent such assignments are in accordance with this paragraph 10.1.

10.2 Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Nevada, United States of America, as such laws are implied to agreements entered into and to be performed entirely within its borders between its residents. In the unlikely event of either party bringing a law suit against the other, each party has the right to litigate against the other under the Laws of the United States .

10.3 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or to a breach thereof, including its interpretation, performance or termination, shall be submitted to and finally resolved by arbitration. The arbitration shall be conducted in accordance with the commercial rules of the United Nations Conference on International Trade Law ("UNCITRAL") which shall be administered in London, England (including the rendering of the award) by the London Court of International Arbitration. The arbitration, shall be the exclusive forum for resolving such dispute, controversy or claim. For the purposes of this arbitration, the provisions of this Agreement and all rights and obligations thereunder shall be governed and construed in accordance with the laws of the State of Nevada, United States of America, as such laws are applied to agreements entered into and to be performed entirely within its borders between its residents. The decision of the arbitrators shall be executory, final and binding upon the parties hereto, and the expense of the arbitration (including without limitation the award of attorney's fees to the prevailing party) shall be paid as the arbitrators determine.

10.4 Waiver. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

10.5 Non-Circumvention. In the event that LICENSEE or any of its designated agents shall introduce any other person or persons, company or corporation to the QUANTUM Patents, systems or plant, and should such introduction, discussion, negotiation, conversation or written communication result in said person, persons, company or corporation entering into an Agreement with QUANTUM for the licensing of said patents, processes or the construction of a plant, whether within or without the Territory covered by this Agreement, said person, persons, company or corporation shall be deemed to be a sub-licensee of LICENSEE under this Agreement and shall be governed by all the conditions contained in this Agreement, unless such plant is to be built in another Licensee's assigned territory in which case a "finder's fee" shall be negotiated with the other Licensee.

10.6 No Other Relationship. Nothing herein contained shall be deemed to create a joint venture, agency or partnership relationship between the parties hereto. Neither party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other party, or bind the other party in any respect whatsoever.

10.7 Notices. Each notice required or permitted to be sent under this Agreement shall be given by Fax transmission or by registered or recorded delivery letter to QUANTUM and to LICENSEE at the addresses and FAX numbers supplied. Either party may change its address and/or fax number for purposes of this Agreement by giving the other party written notice of its new address and/or Fax number. Any such notice if given or made by registered or recorded delivery letter shall be deemed to have been received on the earlier of the date actually received and the date ten (10) Business Days after the same was posted (and in proving such it shall be sufficient to prove that the envelope containing the same was properly addressed and posted as aforesaid) and if given or made by telecopy transmission shall be deemed to have been received at the time of despatch, unless such date of deemed receipt is not a Business Day, in which case the date of deemed receipt shall be the next succeeding Business Day.

10.8 Entire Understanding. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement.

10.9 Invalidity. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

10.10 Amendments. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

10.11 Fees Payable. "Licensing Fee" is payable upon signing this Agreement by the LICENSEE, other fees are payable as described in Exhibits A & B and in para
4.3 of this Agreement.

10.12 Responsibility for Taxes.

     (a) Taxes in the territory now or hereafter imposed with respect to the transactions contemplated hereunder (with the exception of income taxes or other taxes imposed upon Quantum and measured by the gross or net income of Quantum) shall be the responsibility of LICENSEE, and if paid or required to be paid by Quantum, the amount thereof shall be added to and become a part of the amounts payable by LICENSEE hereunder.

     (b) Taxes outside the Territory now or hereafter imposed with respect to the transactions contemplated hereunder (with the exception of income taxes or other taxes imposed upon LICENSEE and measured by the gross or net income of LICENSEE) shall be the responsibility of Quantum, and if paid or required to be paid by LICENSEE, the amount thereof shall be deducted from the amounts payable by LICENSEE hereunder.

     (c) All taxes that become due and payable in the territory, from royalty payments earned by Quantum Group, Inc., from the Licensee and payable to Quantum Group, Inc., by the Licensee, under the terms of this Agreement, shall be paid by the Licensee on behalf of Quantum Group, Inc., and the net proceeds will be passed to Quantum Group, Inc., under the terms of this Agreement accordingly.

10.13 Survival of Contents. Notwithstanding anything else in this Agreement to the contrary, the parties agree that Paragraphs 2.7, 3.1(b) and (c), 3.2(b) and
(c), 5.2, 8.4, 8.5, 10.1, 10.2, 10.3, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10,
10.12, and 10.13 and Articles IV, VI & VII shall survive the termination or expiration of this Agreement, as the case may be, to the extent required thereby for the full observation and performance by any or all the parties hereto.

10.14 Table of Contents and Headings. Any table of contents accompanying this Agreement and any headings contained herein are for directory purposes only, do not constitute a part of this Agreement, and shall not be employed in interpreting this Agreement.

10.15 Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original.

10.16 Feasibility. The Licensee acknowledges that QUANTUM makes no promises, claims or projections concerning the feasibility, number or viability of tire recycling plant(s) in the Territory, nor of the availability of raw materials or markets, and that it is the responsibility of the Licensee to establish to his own satisfaction that such a plant or plants are feasible.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement.

Signed this date :       February 28, 1997


 by

The Quantum Group, Inc.            Nevada Environmental Technologies, Inc.
Licensor.                     As Licensee.


Signed : ___________________            Signed : _____________________




Witness :___________________            Witness :_____________________



Signed : ___________________            Signed : _____________________

                              The Quantum Group, Inc.

                                    EXHIBIT "A"

         Appendix to the License Agreement between The Quantum Group, Inc.

                                        and

                      Nevada Environmental Technologies, Inc.

                               for the Territory of

                                      Nevada

             Price List of Fees, Disbursements and Miscellaneous Costs

The following Costs and other considerations constitute part of the above described License Agreement and shall be binding upon the parties to the Agreement.

Item One :  Licensing Fee :     In consideration of which, Eurectec grants
                                the exclusive right to build, construct, operate and/or sub-license the construction, building or operation of such Tire Recycling Plants as are the subject of this Agreement, within the boundaries of the Territory stated in the Agreement.



                                                  $    150,000 U.S. dollars*

NOTE : * Fee payable upon the signing of this Agreement. The foregoing fee is a one time only fee payable for the rights to the described Territory. No such fee is payable to Eurectec by or for sub-Licensees of the Licensee. California Sales Tax is not applicable to this amount.



Signed : _____________________________ (The Quantum Group, Inc.).



Signed : _____________________________ (Licensee).



                      Date of Agreement :  February 28, 1997

                              The Quantum Group, Inc.

                                    EXHIBIT "B"

                      Appendix to License Agreement between
       The Quantum Group, Inc., and Nevada Environmental Technologies, Inc.

                               Equipment Price List


                               SEE ATTACHED DETAILS.

                              The Quantum Group, Inc.

                                    EXHIBIT "C"

         Appendix to the License Agreement between The Quantum Group, Inc.

                                       and

                      Nevada Environmental Technologies, Inc.

                              for the Territory of :

                                      Nevada
                                      ------

                       LIST & SAMPLES OF TRADEMARKS & LOGOS


The following items constitute part of the above described License Agreement and shall be binding upon the parties to the Agreement.




                               SEE ATTACHED EXAMPLES
                               ---------------------





Signed : ________________________ (The Quantum Group, Inc.)


Signed : ________________________ (Licensee)




                      Date of Agreement :  February 28, 1997

                              The Quantum Group, Inc.

                                    EXHIBIT "D"

         Appendix to the License Agreement between The Quantum Group, Inc.

                                        and

                      Nevada Environmental Technologies, Inc.

                               for the Territory of

                                      Nevada

                           LIST OF WARRANTIES attached.

The following Warranties constitute part of the above described License Agreement and shall be binding upon the parties to the Agreement.

a) All processing equipment is guaranteed for twelve (12) months commencing at commissioning date. The guarantee includes the replacement of all parts that are defective or mismanufactured, and covers defects in the machinery operation resulting from such defective parts and/or manufacturing defects.

The guarantee does not include consumable items such as blades, seals, or bearings.

Technical support in the form of personnel from vendors will be supplied as per paras 3.1 a, b & C., of the Agreement.

b) The granulator vendor guarantees the nominal production capacity of granulators within +/- 10 %. Data is based on the crumbling and granulating of radial, steel belted, truck casings resulting in granules measuring between
0.5 mm and 4.0 mm.





Signed : _____________________________ (The Quantum Group, Inc.)


Signed : _____________________________ (Licensee)






Date of Agreement : February 28, 1997






License Agreement   Nevada    page








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